As filed with the Securities and Exchange Commission on January 18, 2013
Registration No. 333-136875

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT TO FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

__________________________________________

Post-Effective Amendment to Form S-8 Registration Statement No. 333-136875
__________________________________________

NEW ENGLAND BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

MARYLAND	04-3693643
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o United Financial Bancorp, Inc.
95 Elm Street
West Springfield, Massachusetts 01089
(413) 787-1700
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

New England Bancshares, Inc.
2006 Equity Incentive Plan
(Full titles of the plans)

Richard B. Collins
President and Chief Executive Officer
United Financial Bancorp, Inc.
95 Elm Street
West Springfield, Massachusetts 01089
(413) 787-1700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

This Post-Effective Amendment relates to the following Registration Statement on Form S-8 (the “Registration Statement”):

               Registration Statement No. 333-136875 registering 274,878 shares of New England Bancshares, Inc. common stock, par value $0.01 per share (“New England Bancshares Common Stock”) in connection with the New England Bancshares 2006 Equity Incentive Plan.

Pursuant to the Agreement and Plan of Merger, dated as of May 30, 2012, by and between United Financial Bancorp, Inc. and New England Bancshares, Inc., New England Bancshares merged with and into United Financial with New England Bancshares ceasing to exist and United Financial continuing as the surviving corporation.  The merger became effective at 11:55 p.m. on November 16, 2012.

Upon the closing of the merger, each outstanding share of New England Bancshares Common Stock was converted into the right to receive 0.9575 of a share of United Financial common stock.   Shares of New England Bancshares Common Stock are no longer quoted on the Nasdaq Stock Market.

As a result of the merger, New England Bancshares has terminated all offerings of securities pursuant to the Registration Statement.  In accordance with the undertaking made by New England Bancshares in the Registration Statements to remove from registration by means of a post-effective amendment any of its securities being registered under the Registration Statements that remain unsold at the termination of the offering, United Financial (as successor to New England Bancshares) hereby terminates the effectiveness of the Registration Statement and deregisters any and all shares of New England Bancshares Common Stock originally reserved for issuance under the plans covered by the Registration Statement and registered under the Registration Statement, which remain unsold or unissued as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, United Financial Bancorp, Inc. (as successor to New England Bancshares, Inc.) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized in the City of West Springfield, Massachusetts, on this 17th day of January, 2013.

UNITED FINANCIAL BANCORP, INC. (as successor to New England Bancshares, Inc.)

By:	/s/ Richard B. Collins
Richard B. Collins
President
(principal executive officer)

Pursuant to the requirements of the Securities Act, this post-effective amendment to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Richard B. Collins	President and Chief Executive Officer	January 17, 2013
Richard B. Collins	(principal executive officer)

/s/ Mark A. Roberts	Treasurer and Chief Financial Officer	January 17, 2013
Mark A. Roberts	(principal financial and accounting officer)

/s/ Paula A. Aiello	Director	January 17, 2013
Paula A. Aiello

/s/ Michael F. Crowley	Director	January 17, 2013
Michael F. Crowley

/s/ Carol Moore Cutting	Director	January 17, 2013
Carol Moore Cutting

/s/ Carol A. Leary	Director	January 17, 2013
Carol A. Leary

Name	Title	Date

/s/ Thomas P. O’Brien	Director	January 17, 2013
Thomas P. O’Brien

/s/ David J. O’Connor	Director	January 17, 2013
David J. O’Connor

/s/ Kevin E. Ross	Director	January 17, 2013
Kevin E. Ross

/s/ Robert A. Stewart, Jr.	Director	January 17, 2013
Robert A. Stewart, Jr.

/s/ Michael F. Werenski	Director	January 17, 2013
Michael F. Werenski